Exhibit 99.1

IMPORTANT NOTICE FROM HURRICANE ENERGY PLC

THIS LETTER IS IMPORTANT AND REQUIRES YOUR IMMEDIATE AND URGENT ATTENTION. IT CONCERNS A RESTRUCTURING PLAN PROPOSED BY HURRICANE ENERGY PLC PURSUANT TO PART 26A OF THE COMPANIES ACT 2006 WHICH MAY AFFECT YOUR LEGAL RIGHTS AND ENTITLEMENTS AND YOU MAY THEREFORE WISH TO TAKE APPROPRIATE LEGAL AND OTHER PROFESSIONAL ADVICE ON ITS CONTENTS.

THE PROPOSED RESTRUCTURING PLAN APPLICATION IS EXPECTED TO BE CONSIDERED BY THE COURT AT A CONVENING HEARING ON 21 MAY 2021 IN LONDON, UNITED KINGDOM.

SPECIFIC DETAILS OF THE CONVENING HEARING (INCLUDING CONFIRMATION OF THE TIME) WILL BE PROVIDED TO ALL BONDHOLDERS (AS DEFINED IN PARAGRAPH 4.2 BELOW) BY A SEPARATE NOTICE IN ADVANCE OF THE CONVENING HEARING. BONDHOLDERS WILL ALSO BE ABLE TO ACCESS AND DOWNLOAD THE NOTICE AT THE FOLLOWING WEBSITE: https://deals.lucid-is.com/hurricane.

YOU ARE BEING CONTACTED AS HURRICANE ENERGY PLC BELIEVES YOU ARE A BONDHOLDER AND WILL THEREFORE BE AFFECTED BY THE PROPOSED RESTRUCTURING PLAN.

THIS LETTER DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION. NONE OF THE SECURITIES REFERRED TO IN THIS LETTER MAY BE SOLD, ISSUED OR TRANSFERRED IN ANY JURISDICTION IN CONTRAVENTION OF APPLICABLE LAW.

EACH BONDHOLDER MUST RELY ON ITS OWN EXAMINATION OF, AND/OR ADVICE FROM ITS OWN LEGAL, TAX AND/OR OTHER PROFESSIONAL ADVISERS REGARDING, THE TERMS OF THE PROPOSED RESTRUCTURING PLAN, INCLUDING MAKING ITS OWN INDEPENDENT ASSESSMENT OF ANY MERITS AND/OR RISKS.

THIS LETTER IS BEING DELIVERED TO BONDHOLDERS SOLELY AT THE INSTIGATION OF HURRICANE ENERGY PLC, WITHOUT THE PRIOR APPROVAL OR CONSENT OF THE INFORMATION AGENT OR THE TRUSTEE. THE INFORMATION AGENT AND THE TRUSTEE MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THIS LETTER AND EXPRESSES NO OPINION WHATSOEVER AS TO THE MERITS OF THE PROPOSED RESTRUCTURING PLAN AS PRESENTED TO BONDHOLDERS IN THIS LETTER. THE INFORMATION AGENT AND THE TRUSTEE THEREFORE MAKE NO ASSESSMENT OF THE IMPACT OF THE PROPOSED RESTRUCTURING PLAN AS PRESENTED TO THE BONDHOLDERS, EITHER ON THE PROPOSED CLASS OR ON ANY INDIVIDUAL BONDHOLDERS. THE INFORMATION AGENT IS THE AGENT OF HURRICANE ENERGY PLC AND OWES NO DUTY TO ANY BONDHOLDER, EXPRESS OR IMPLIED.

THIS LETTER MAY NOT BE TAKEN, TRANSMITTED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, SUBJECT TO CERTAIN EXCEPTIONS, INTO ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION. ANY FAILURE TO COMPLY WITH ANY SUCH RESTRICTIONS MAY CONSTITUTE A VIOLATION OF THE SECURITIES LAWS OR REGULATIONS OF SUCH JURISDICTIONS. THE DISTRIBUTION OF THIS DOCUMENT AND/OR THE LETTER INTO JURISDICTIONS OTHER THAN THE UNITED KINGDOM MAY ALSO BE RESTRICTED BY LAW AND, THEREFORE, PERSONS INTO WHOSE POSSESSION THIS DOCUMENT, THE ACCOUNT HOLDER LETTER, AND ANY ACCOMPANYING DOCUMENTS COME SHOULD INFORM THEMSELVES ABOUT AND OBSERVE SUCH RESTRICTIONS.

THIS LETTER AND ANY DOCUMENT RELATED THERETO HAS BEEN PREPARED ON THE BASIS THAT ANY ARRANGEMENTS FOR THE RECEIPT OF EXCHANGE SHARES WITHIN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA (THE EEA) OR IN THE UNITED KINGDOM (THE UK) (EACH A RELEVANT STATE) WILL BE MADE: (I) IN THE EEA PURSUANT TO AN EXEMPTION UNDER ARTICLE 1(4)(A) OF REGULATION (EU) 2017/1129 (THE PROSPECTUS REGULATION); AND/OR (II) IN THE UK PURSUANT TO AN EXEMPTION UNDER ARTICLE 1(4)(A) OF THE PROSPECTUS REGULATION, AS IT FORMS PART OF THE CURRENT DOMESTIC LAW OF THE UNITED KINGDOM BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 AND SECONDARY LEGISLATION MADE UNDER IT, IN EACH CASE, AS AMENDED, INCLUDING BY THE EUROPEAN UNION (WITHDRAWAL AGREEMENT) ACT 2020 (THE UK PROSPECTUS REGULATION); (AS APPLICABLE), FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR THE OFFER OF TRANSFERABLE SECURITIES TO THE PUBLIC. IN RELATION TO EACH RELEVANT STATE, NO OFFER OF THE EXCHANGE SHARES MAY BE MADE TO THE PUBLIC AT ANY TIME OTHER THAN: (I) IN THE EEA PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS REGULATION; AND/OR (II) IN THE UK PURSUANT TO AN EXEMPTION UNDER THE UK PROSPECTUS REGULATION; (AS APPLICABLE). IN ANY RELEVANT STATE, THE ARRANGEMENTS FOR ANY RECEIPT OF EXCHANGE SHARES ARE ONLY ADDRESSED TO AND DIRECTED AT QUALIFIED INVESTORS (QUALIFIED INVESTORS) IN THAT RELEVANT STATE: (I) IN THE EEA WITHIN THE MEANING OF ARTICLE 2(E) OF THE PROSPECTUS REGULATION; AND/OR (II) IN THE UK WITHIN THE MEANING OF ARTICLE 2(E) OF THE UK PROSPECTUS REGULATION; (AS APPLICABLE). NONE OF THE PLAN COMPANY, ITS AFFILIATES OR ANY PERSON ACTING ON THEIR BEHALF HAS AUTHORISED, NOR DO THEY AUTHORISE, THE MAKING OF ANY ARRANGEMENTS FOR THE RECEIPT OF THE EXCHANGE SHARES BY ANY PERSON IN THE EEA AND/OR UK OTHER THAN QUALIFIED INVESTORS.

THIS LETTER AND ANY DOCUMENT RELATED THERETO IS ONLY ADDRESSED TO AND DIRECTED AT THE BONDHOLDERS OF HURRICANE ENERGY PLC, AND IS EXEMPT FROM THE PROHIBITION UNDER SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 PURSUANT TO ARTICLE 43 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE FPO). THIS LETTER AND ANY DOCUMENT RELATED THERETO IS NOT, AND SHOULD NOT BE CONSTRUED AS, AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY IN RELATION TO ANY SECURITIES.

IN THE UK, THE INFORMATION CONTAINED IN THIS LETTER AND ANY DOCUMENT RELATED THERETO IN RELATION TO THE RECEIPT OF EXCHANGE SHARES IS INTENDED ONLY FOR USE BY AND MAY ONLY BE RELIED UPON BY BONDHOLDERS WHO ARE QUALIFIED INVESTORS AND WHO ARE AT THE RELEVANT TIME: (I) INVESTMENT PROFESSIONALS WITHIN THE MEANING OF ARTICLE 19(5) OF THE FPO; (II) HIGH NET WORTH UNDERTAKINGS WITHIN THE MEANING OF ARTICLE 49(2)(A) TO (D) OF THE FPO; OR (III) PERSONS TO WHOM THE COMMUNICATION MAY OTHERWISE LAWFULLY BE COMMUNICATED (EACH A PERMITTED PERSON). ANY PERSON IN THE UK THAT IS NOT A PERMITTED PERSON IS NOT, FOR THE PURPOSES OF THE RECEIPT OF EXCHANGE SHARES AND ANY RELATED INVESTMENT OR INVESTMENT DECISION, AN INTENDED RECIPIENT OF THE INFORMATION CONTAINED IN THIS LETTER OR ANY DOCUMENT RELATED THERETO IN RELATION TO THE RECEIPT OF EXCHANGE SHARES AND SHOULD NOT USE, OR RELY UPON, SUCH INFORMATION IN ANY WAY IN RELATION TO THE RECEIPT OF EXCHANGE SHARES.

THIS LETTER IS BEING DELIVERED TO BONDHOLDERS IN THE UNITED STATES PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE US SECURITIES ACT), PROVIDED BY RULE 802 THEREUNDER. ANY NEW SECURITIES ISSUED OR DEEMED TO BE ISSUED IN CONNECTION HEREWITH WILL BE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144(A)(3) UNDER THE US SECURITIES ACT, TO THE SAME EXTENT AS THE BONDS (AS DEFINED BELOW) AS AT THE DATE OF THIS LETTER. ANY NEW SECURITIES ISSUED OR DEEMED TO BE ISSUED IN CONNECTION HEREWITH HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE US SECURITIES ACT OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, TAKEN UP, RESOLD, TRANSFERRED OR DELIVERED, DIRECTLY OR INDIRECTLY, WITHIN THE UNITED STATES EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE US SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES.

THIS LETTER HAS BEEN ISSUED IN RESPECT OF SECURITIES OF A NON-U.S. COMPANY. ANY OFFER OF SECURITIES IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A COUNTRY OTHER THAN THE UNITED STATES THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER U.S. FEDERAL SECURITIES LAWS, SINCE HURRICANE ENERGY PLC IS LOCATED IN A FOREIGN COUNTRY AND ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.

Hurricane Energy plc The Wharf Abbey Mill Business Park Lower Eashing Godalming Surrey GU7 2QN	T +44 (0)1483 862820 F +44 (0)1483 862859 www.hurricaneenergy.com communications@hurricaneenergy.com

To:	The Bondholders (as defined below)

CC:	Lucid Issuer Services Limited (the Information Agent)
Tankerton Works 12 Argyle Walk London WC1H 8HA U.S. Bank Trustees Limited (the Trustee) 125 Old Broad Street, Fifth Floor London, EC2N 1AR

30 April 2021

THIS LETTER CONCERNS MATTERS WHICH MAY AFFECT YOUR LEGAL RIGHTS AND ENTITLEMENTS AND YOU MAY THEREFORE WISH TO TAKE APPROPRIATE LEGAL AND OTHER PROFESSIONAL ADVICE ON ITS CONTENTS

Dear Bondholders

Proposed restructuring plan for a company in financial difficulty in respect of Hurricane Energy plc (the Plan Company), under Part 26A of the Companies Act 2006

1	PURPOSE OF THIS LETTER

1.1	The Plan Company is the issuer of US$230,000,000 7.5% convertible bonds due 2022 (the Bonds).

1.2	Unless otherwise stated, capitalised terms used in this letter shall have the meaning given to them in the Appendix (Definitions and Interpretation) to this letter.

1.3	The Plan Company is proposing a restructuring plan with its Bondholders under Part 26A of the Companies Act 2006 (the Restructuring Plan).

Registered office: The Wharf, Abbey Mill Business Park, Lower Eashing, Godalming, Surrey, GU7 2QN Company number: 5245689

1.4	You are being contacted as the Plan Company believes that you are a Bondholder affected by, and entitled to vote on, the Restructuring Plan. If you have assigned, sold or otherwise transferred your interests in the Bonds or you intend to do so before the Record Time (currently expected to be 5:00 p.m. on 2 June 2021), you should forward,

1.5	subject to applicable laws, a copy of this letter to the person or persons to whom you have assigned, sold or otherwise transferred, or the person or persons to whom you intend to assign, sell or otherwise transfer, your interests in the Bonds as soon as possible.

1.6	In accordance with the Practice Statement, the purpose of this letter is to inform you:

(a)	that the Plan Company intends to propose the Restructuring Plan;

(b)	of the objectives that the Restructuring Plan is designed to achieve and their effect;

(c)	that the Plan Company intends to apply to the Court at a court hearing held under section 901C of the Companies Act 2006 (the Convening Hearing), to be held on 21 May 2021 (time to be confirmed subsequently), for an order making certain directions in relation to the Restructuring Plan, including an order convening a meeting of the Bondholders for the purpose of considering and, if thought fit, approving the Restructuring Plan;

(d)	that the Plan Company proposes to convene a single meeting of the Bondholders for the purpose of voting on the Restructuring Plan;

(e)	of the reasons why the Plan Company considers that the Court has jurisdiction to sanction the proposed Restructuring Plan; and

(f)	of the next steps and actions required of you.

1.7	This letter contains a summary of the core terms of the proposed Restructuring Plan and of its proposed implementation as part of the Restructuring. This letter is not intended to create any legally binding obligations for any person (natural or legal) including (without limitation) the Plan Company, any other Group Company or the Bondholders. In particular, any terms of the Restructuring Plan and/or the Restructuring summarised in this letter are for information purposes only and may be subject to clarification or amendment.

1.8	This letter has been sent to the Information Agent for the purpose of the Information Agent circulating it to the Bondholders by:

(a)	distributing it to the Bondholders via Euroclear and Clearstream; and

(b)	publishing it on the website of the Information Agent at https://deals.lucid-is.com/hurricane (the Plan Website). Bondholders will require a password to access the Plan Website, which can be obtained by contacting the Information Agent via e-mail at hurricane@lucid-is.com. If any Bondholders have difficulty accessing the Plan Website, please contact the Information Agent via the same e-mail address.

1.9	Announcements in respect of this letter will be made by the Plan Company:

(a)	via The International Stock Exchange where the Bonds are listed; and

(b)	through the Regulatory News Service of the London Stock Exchange.

1.10	The proposed Restructuring Plan will involve, amongst other things, the allotment and issue of Exchange Shares in the Plan Company to the Bondholders in exchange for a release of part of the principal amount of the Bonds (see further below at paragraph 9 (Overview of the Restructuring)). The issue of the Exchange Shares will substantially dilute the shareholdings of the existing shareholders of the Plan Company. The Plan Company considers that the restrictions on the directors’ power to allot such shares, which would otherwise require approval from shareholders, and the pre-emption rights of existing shareholders, will not apply in respect of the Exchange Shares upon sanction of the Restructuring Plan by the Court pursuant to sections 549(3A) and 566A of the Companies Act 2006 (see further below at paragraph 10 (Allocation and Issue of Exchange Shares as Plan Consideration)). Accordingly, the approval of the existing shareholders of the Plan Company will not be sought, or required, in connection with the Restructuring.

2	WHAT IS A RESTRUCTURING PLAN?

2.1	A restructuring plan is a statutory procedure under English law which allows a company to agree a compromise or arrangement with its creditors or classes of creditors (and/or, where relevant, members) and for the terms of that compromise or arrangement to bind any non-consenting or opposing minority creditors (and/or, where relevant, members).

2.2	A restructuring plan may only be proposed by a company that has encountered, or is likely to encounter, financial difficulties that are affecting, or will or may affect, its ability to carry on business as a going concern. The financial difficulties facing the Plan Company are described in more detail at paragraph 7 (Background to the Restructuring) of this letter.

2.3	A restructuring plan must have the purpose of eliminating, reducing or preventing, or mitigating the effect of, the financial difficulties faced by the proposing company.

2.4	A company proposing a restructuring plan must apply to Court. The Court will then hold a convening hearing to decide whether to order a meeting of creditors, or meetings of separate classes of creditors (and/or, where relevant, members) to vote on the restructuring plan.

2.5	If the Court is satisfied at the convening hearing that the proposed restructuring plan has a prospect of being approved by the relevant creditors (and/or, where relevant, members), and that the proposed class or classes of creditors (and/or, where relevant, members) for voting purposes have been correctly constituted, the Court will order the plan meeting or meetings for the relevant classes of creditors (and/or, where relevant, members) to be convened.

2.6	For a restructuring plan to become effective between a company and its creditors and/or members to whom it applies:

(a)	either:

(i)	it must be approved by at least 75 per cent. in value of each class of creditors (and/or, where relevant, members) present and voting (either in person or by proxy) at each plan meeting convened by the Court to consider the restructuring plan; or

(ii)	if the restructuring plan is not approved by at least 75 per cent. in value of a class of creditors (and/or, where relevant, members) present and voting (either in person or by proxy) at any plan meeting (the creditors or members not approving the restructuring plan being a dissenting class):

(A)	the Court must be satisfied that, if it were to sanction the restructuring plan, none of the creditors or members of such dissenting class would be any worse off than they would be in the event of the relevant alternative to the restructuring plan (the relevant alternative being whatever the Court considers would be most likely to occur in relation to the company if the restructuring plan were not sanctioned); and

(B)	the restructuring plan must have been approved by at least 75 per cent. in value of a class of creditors (and/or, where relevant, members) present and voting (either in person or by proxy) at a plan meeting who would receive a payment or have a genuine economic interest in the plan company in the event of the relevant alternative to the restructuring plan; and

(b)	in each case:

(i)	the restructuring plan must be subsequently sanctioned by the Court at a separate sanction hearing; and

(ii)	an official copy of the order sanctioning the restructuring plan must be delivered to the Registrar of Companies for registration.

2.7	If a restructuring plan becomes effective, it will bind the company and all classes of creditors (and/or, where relevant, members) to whom it applies according to its terms, including those creditors (and/or, where relevant, members) who did not vote on the restructuring plan or who voted against it.

2.8	Furthermore, as set out at paragraph 1.9 above, if a restructuring plan is sanctioned by the Court, the Plan Company considers that the shareholder approvals which would ordinarily be required in connection with the restrictions on directors’ power to allot shares and the application of pre-emption rights of existing shareholders will not apply, pursuant to sections 549(3A) and 566A of the Companies Act 2006.

3	THE CONVENING HEARING

3.1	The Plan Company intends to apply to the Court for permission to convene a single meeting (the Plan Meeting) of the Bondholders as the sole class of creditors of the Plan Company affected by the Restructuring Plan. The Court will decide whether to give such permission at the Convening Hearing.

3.2	The Convening Hearing will be held on 21 May 2021. It is currently anticipated that there will not be a physical hearing and that the Convening Hearing will be held remotely over "Microsoft Teams" or similar. The “Microsoft Teams” or similar details will be provided directly to the Bondholders who indicate to the Information Agent that they wish to attend the Convening Hearing. The Bondholders will be informed, via the Information Agent and the Plan Website, of the precise time of the Convening Hearing once the details have been confirmed by the Court to the Plan Company.

3.3	Each Bondholder has the right to attend and make representations in person or through counsel at the Convening Hearing, although no Bondholder is obliged to do so. At the Convening Hearing, the Plan Company will also draw to the Court’s attention any relevant issue(s) raised by Bondholders in response to this letter or otherwise regarding the proposed Restructuring Plan.

3.4	If the Court orders that the Plan Meeting should be convened, a Plan Meeting Notice will be sent by the Information Agent via Euroclear and Clearstream to all Bondholders setting out the date, time and other administrative matters relating to the Plan Meeting. A copy of the sealed order of the Court made at the Convening Hearing, the Explanatory Statement (which will provide a more detailed explanation of the Restructuring Plan and the voting process) and any other documents to be circulated to Bondholders in connection with the Restructuring Plan, will also be uploaded to the Plan Website and available to Bondholders to access and download. For more information on the provision of and access to the Explanatory Statement and other documentation, please see paragraph 15 (Next Steps) below.

3.5	The Plan Meeting is anticipated to take place on 4 June 2021 and it is expected to be held virtually.

4	BONDHOLDERS AND PLAN CLAIMS

4.1	The Restructuring Plan is an arrangement between the Plan Company and its Bondholders.

4.2	You will be a Bondholder for the purposes of this letter and the Restructuring Plan if at the Record Time you are:

(a)	the beneficial owner of an interest in the Bonds for your own account held through an Account Holder, or a broker or other intermediary; or

(b)	an Account Holder in Euroclear or Clearstream in such capacity, and hold an interest in the Bonds for your own account.

4.3	The Claims arising out of or in connection with the Bonds owed to Bondholders by the Plan Company are collectively the Plan Claims.

4.4	The Restructuring Plan will alter the rights of the Bondholders in respect of their Plan Claims, as considered more fully at paragraph 9 (Overview of the Restructuring) below. Each Bondholder will be entitled to attend and vote (in person or by proxy) on the Restructuring Plan at the Plan Meeting. As noted above, further details will be provided in the Plan Meeting Notice and the Explanatory Statement.

4.5	Only Plan Claims are subject to the Restructuring Plan. For the avoidance of doubt, no other Claims of Bondholders against the Plan Company (i.e. no Excluded Claims) will be compromised by the Restructuring Plan. For the avoidance of doubt, the claims of the Common Depositary, the Trustee and any Account Holder through whom an interest in the Bonds is held, which correspond to the Plan Claims of Bondholders will be compromised under the Restructuring Plan.

4.6	The terms of the Restructuring and Restructuring Plan are set out more fully at paragraph 9 (Overview of the Restructuring) below. It should be noted in particular, however, that under the terms of the Restructuring Plan, the Plan Claims will be compromised, amended and in part exchanged from debt to equity (as set out further at paragraph 9.2 below).

4.7	In addition, pursuant to the Restructuring Plan, the Bondholders will waive any events of default that have arisen under the terms and conditions of the Bonds up to and including the Restructuring Effective Date.

5	STEPS TO BE TAKEN BY THE BONDHOLDERS

5.1	All Bondholders will be required to submit (or, if they hold their interest in the Bonds via an Account Holder, procure that such Account Holder submits) a validly completed Account Holder Letter to the Information Agent by no later than the Voting Instructions Deadline (currently expected to be 5:00 p.m. (London time) on 2 June 2021) in order to:

(a)	evidence their Plan Claims;

(b)	be entitled to vote, or appoint a proxy to vote on their behalf, on the Restructuring Plan (subject to Bondholders also taking the action set out at paragraph 5.2 below); and

(c)	receive their Plan Consideration on the Restructuring Effective Date.

5.2	In addition, in order to vote on the Restructuring Plan (whether in person or by proxy), Bondholders must complete and submit Custody Instructions to the relevant Clearing System by no later than the Custody Instructions Deadline (currently expected to be 5:00 p.m. (London time) on 1 June 2021); submission of Custody Instructions will "block" the Bonds which are the subject of the Custody Instructions from trading in the relevant Clearing System.

5.3	The nominal amount of each Bondholder's Plan Claim for voting purposes will be determined by the Chairperson as at the Record Time at the Chairperson's sole discretion by reference to information provided to the Chairperson by the Information Agent.

5.4	The form of Account Holder Letter will be appended to the Explanatory Statement which will be circulated to all Bondholders promptly following the Convening Hearing. All Bondholders are advised to ensure that an Account Holder Letter is submitted by them (or on their behalf) as soon as possible after they receive a copy of the Explanatory Statement.

5.5	All Bondholders (including those who do not vote in favour of the Restructuring Plan and those who do not vote at all on the Restructuring Plan) will be bound by the terms of the Restructuring Plan, along with the Plan Company, if the Restructuring Plan is sanctioned by the Court and upon the Plan Sanction Order being duly delivered to the Registrar of Companies.

6	BACKGROUND TO THE PLAN COMPANY AND THE GROUP

6.1	The Plan Company is a public limited company, incorporated and registered in England and Wales on 29 September 2004 with registration number 05245689. The Plan Company's shares are listed on the Alternative Investment Market of the London Stock Exchange (AIM) and as such the Plan Company is subject to regulation by the London Stock Exchange.

6.2	The following entities are subsidiaries of the Plan Company: Hurricane Holdings Limited, GLA, Hurricane GWA Limited, Hurricane (Whirlwind) Limited, Hurricane (Strathmore) Limited, Hurricane Group Limited, Hurricane Petroleum Limited and Hurricane Basement Limited. These subsidiaries, together with the Plan Company, comprise the Group.

6.3	The Group operates an oil and gas business based in the UK, and is focused on the exploration and exploitation of hydrocarbon resources in naturally fractured basement reservoirs on the UK Continental Shelf, West of Shetland, which is a proven petroleum basin with a number of large producing oil fields. The Group has a portfolio of contiguous offshore licences in this area. These licences are held by the various Group Companies and have been issued by the Oil and Gas Authority (the OGA), conferring exclusive rights to "search and bore for and get" petroleum. The Group has carried out an extensive drilling campaign within its acreage, including the Lancaster Area from which, at the P6 Well, it is now producing. GLA is an important asset holder in the Group, being the licence holder for the Lancaster Area and the counterparty to a number of key asset agreements, including the Bareboat Charter.

7	BACKGROUND TO THE RESTRUCTURING

The Lancaster Area

7.1	On 7 February 2017, the Plan Company announced the results of a technical analysis relating to the Lancaster Area. This announcement was followed by the publication of an independent competent persons report dated 2 May 2017 written by RPS Energy (the Lancaster CPR).

7.2	A fundraising comprising an equity placing of US$300,000,000 and the offering of the Bonds (the Fundraising) was successfully completed in June 2017. The Fundraising enabled the Plan Company to commence development work at the Lancaster Area.

7.3	When oil production commenced at the Lancaster Area in May 2019, water production began from one well almost immediately and steadily increased to levels which were inconsistent with the Group's original reservoir model and the Lancaster CPR, which anticipated little or no water production for a number of years. This early water production was interpreted to come from a finite "perched water" zone in one well, which was expected to deplete and decline in due course. However, over time, continuing steady growth in water production, including also from a second well from late 2019, suggested that further technical analysis and evaluation of the "perched water" model may be required. An announcement was made on 22 May 2020 that one well had been shut due to excessive water cut.

7.4	As a result, the Plan Company decided to launch a comprehensive technical review (the Technical Review) and commenced a data gathering exercise to review matters relating to the Lancaster Area and its other assets.

7.5	On 11 September 2020, the Plan Company released an announcement entitled "Half-year Results 2020 & Technical Update" (the September 2020 RNS) explaining that:

(a)	the Plan Company had completed a preliminary reassessment of the Lancaster Area, and announcing, amongst other things, that the Lancaster Area was now understood to be more complex than previously thought. The September 2020 RNS set out new technical interpretations such that the Plan Company's unaudited best estimate of oil reserves from the Lancaster Area was significantly reduced; and

(b)	recent low oil prices and changes to the Plan Company’s oil production forecasts might impact the Plan Company’s ability to repay or refinance the Bonds in full by the July 2022 maturity date, without additional funding and/or potential dilution to shareholders.

7.6	Further technical work is ongoing and since the September 2020 RNS there remains uncertainty as to the rate of decline of production at the Lancaster Area with production levels slowing and water levels increasing. At current production levels and oil prices, the Lancaster Area is generating positive cash flow. However, the reduced estimates of the Lancaster Area's reserves announced in September 2020 and the impact of producing from only one well with effect from May 2020, have negatively impacted anticipated future cash flows. Furthermore, during the period of severely depressed oil prices in the first half of 2020, the Lancaster Area was operating at or around operational break-even levels, meaning it was not able to materially contribute to the Group’s liquidity for a period of time.

Financial difficulties and Committee negotiations

7.7	The cumulative effect of the events described above will result, the Plan Company anticipates, in a liquidity shortfall. As a consequence, although the Plan Company will continue to be able to service interest on the Bonds, it will not be able to repay the Bonds at the final maturity date in July 2022.

7.8	The Board has therefore concluded that the Plan Company has encountered, or at the very least is likely to encounter, financial difficulties that will, or may, affect its ability to carry on business as a going concern.

7.9	Consequently, since September 2020, the Plan Company has engaged in substantive discussions with certain key stakeholders, including the Committee, which consists of certain Bondholders, with a view to (amongst other things) ensuring the Group's solvency and viability through a potential financial restructuring of the Bonds and allowing for consideration of possible further development options for the Lancaster Area.

7.10	In the course of those discussions between the Plan Company, the Committee, and their respective advisers, it became apparent that the Group requires a restructuring of its capital structure in order to provide a stable platform upon which it can continue to operate its business.

7.11	On 7 April 2021, the Plan Company released an announcement entitled "Competent Person's Report on West of Shetland Assets & Stakeholder Engagement Update". This announcement noted that:

(a)	there was a risk of significant dilution to existing shareholders of the Plan Company from a possible restructuring and/or partial equitisation of the Bonds, and of potentially limited or no value being returned to shareholders; and

(b)	if no agreement were to be reached with the Plan Company's stakeholders on additional development activity at the Lancaster Area, the field could continue to produce from the P6 Well before reaching its economic limit, and that the field may then be decommissioned, with potentially limited or no value returned to shareholders.

The Lock-up Agreement

7.12	On 30 April 2021, the Plan Company, certain other members of the Group, the original participating Bondholders (which together hold approximately 69 per cent. by value of the outstanding Bonds) and the Information Agent entered into the Lock-up Agreement, pursuant to which the parties (except for the Information Agent) committed to support the Restructuring, and the Restructuring Plan and its implementation, subject to the terms of the Lock-up Agreement and the appended term sheet. Bondholders who were not a party to the Lock-up Agreement as at that date are permitted to accede to it subsequently.

7.13	Each party to the Lock-up Agreement (except for the Information Agent) has agreed, amongst other things:

(a)	to promptly take all actions which it is reasonably requested to take in order to support, facilitate, implement, consummate or otherwise give effect to the Restructuring;

(b)	to the extent it is legally entitled to do so, to vote in favour of any matter requiring approval under the Bond Trust Deed, any other matter requiring a resolution or instruction and the Restructuring Plan, in each case which is consistent with and reasonably necessary or desirable to implement and consummate the Restructuring; and

(c)	not to take or encourage any action which would, or would reasonably be expected to, delay, frustrate, impede or prevent the implementation or consummation of the Restructuring.

Need for the Restructuring Plan

7.14	The ongoing discussions between the Plan Company and the Committee have resulted in the Plan Company proposing the Restructuring Plan to Bondholders in order to implement the Restructuring. If sanctioned by the Court, the Restructuring Plan will enable the Restructuring to be implemented without shareholder approval in connection with the allotment and issue of the Exchange Shares, as set out at paragraph 1.9 above.

7.15	No fee or financial or other incentive was given to any Bondholder either to enter into the Lock-up Agreement or vote in support of the Restructuring Plan. In accordance with the terms of the Lock-up Agreement and separate fee agreements, the Plan Company has agreed to pay fees and disbursements incurred by the legal, financial and technical advisers to the Committee in connection with the Restructuring Plan and the Restructuring (discussed further below at paragraph 11.6 (The Plan Meeting and Proposed Voting Class)).

8	PURPOSE OF THE RESTRUCTURING PLAN

8.1	The Restructuring Plan is being proposed to the Bondholders as part of the Restructuring.

8.2	The primary aim of the Restructuring Plan is to facilitate the restructuring of the Bonds, and thereby reduce, mitigate the effect of, and/or eliminate, the financial difficulties of the Plan Company described above.

8.3	Based on financial forecasts, utilising the Plan Company’s technical cases and financial model, which take into account a number of market variables as well as ordinary course matters of the Plan Company, the Plan Company considers that compromising the Plan Claims in the manner contemplated by the Restructuring is likely to maximise value for its stakeholders, including the Bondholders. In particular, the Plan Company considers that under the Restructuring Plan:

(a)	Bondholders will be likely to receive a better return than in the relevant alternative, which is the entry into a controlled wind down followed by an insolvent liquidation (as set out further below at paragraph 12 (Consequences if the Restructuring Plan is not sanctioned or the Restructuring is not implemented)); and

(b)	no stakeholder is likely to be worse off as a result of the Restructuring Plan than in the relevant alternative (as set out further below at paragraph 12 (Consequences if the Restructuring Plan is not sanctioned or the Restructuring is not implemented)).

8.4	Additionally, by implementing the Restructuring Plan, the outcome for the Plan Company, its business, and its operations and employees is likely to be better than in the event of the relevant alternative.

8.5	Consequently, the Plan Company considers, on the basis of professional advice it has received, that the implementation of the Restructuring Plan is in the best interests of the Plan Company’s stakeholders taken as a whole (including the Bondholders).

8.6	The Group has engaged PricewaterhouseCoopers LLP (the Restructuring Firm) to prepare an outcome report for the Plan Company and the Group to establish the potential recoveries by the Group’s stakeholders in the alternative scenario where the Restructuring Plan is not implemented (the Outcome Report). The Outcome Report (which will be provided to Bondholders on a non-reliance basis) will be appended to the Explanatory Statement, which will be circulated to Bondholders promptly following the Convening Hearing. The Outcome Report indicates that shareholders would not make any recovery in the relevant alternative scenario. For further consideration of the relevant alternative and related impacts, please see paragraph 12 (Consequences if the Restructuring Plan is not sanctioned or the Restructuring is not implemented) below.

8.7	Without the Restructuring, production at the P6 Well would conclude in May 2022. If the Restructuring is implemented in accordance with the Restructuring Plan, this will facilitate production at the P6 Well being continued for an extended period (anticipated to be until February 2024), subject as provided in paragraph 8.8 below. Unless there is further investment, the Lancaster Area would, at the end of that extended period, then likely be decommissioned, a process which is estimated to take three to four months. Following decommissioning, the remainder of the Plan Company's business would be wound down and all third party Claims would be settled. Based on financial forecasts, utilising the Plan Company's technical cases and financial model, which take into account a number of market variables as well as ordinary course matters, the Plan Company considers that, by enabling a longer period of production of the Lancaster Area, the Restructuring would likely result in a higher level of return for Bondholders than in the event of the relevant alternative.

8.8	Notwithstanding the Restructuring, continued production from the P6 Well after June 2022 will be contingent on the FPSO continuing to be available to GLA under the Bareboat Charter. The Bareboat Charter is due to expire in June 2022, unless GLA exercises an option to extend in June 2021. GLA and the Plan Company are currently in negotiations with Bluewater in relation to the terms and period of the extension of the Bareboat Charter. If the Bareboat Charter is not extended then GLA would need to cease operations at the Lancaster Area ahead of its expiry in June 2022, and the Group would need to pursue a controlled wind down. The Plan Company considers that the return to Bondholders in such a scenario would likely be no worse than in the relevant alternative. As at the date of this letter, the Plan Company believes that there is a reasonable prospect of negotiating an extension of the Bareboat Charter on acceptable terms, and that any period of extended production would result in a better outcome for Bondholders than in the relevant alternative.

8.9	If the Restructuring is implemented in accordance with the Restructuring Plan, it is also possible that the Plan Company will be able to pursue further investment cases, which could result in further increased value for Bondholders. However, the economic viability of these investment cases is uncertain, and they cannot be pursued without Bondholder consent.

8.10	The implementation and effectiveness of the Restructuring will be subject to a number of risk factors which will be set out in the Explanatory Statement.

9	OVERVIEW OF THE RESTRUCTURING

9.1	Implementation of the Restructuring Plan is a key component in the Restructuring.

9.2	The Restructuring comprises the following key elements listed below. Each element is interconditional such that no one element of the Restructuring may occur without the other elements also occurring:

(a)	There will be a part debt for equity exchange (the Bonds Exchange), which shall take place by way of:

(i)	the pro rata release of approximately US$50,000,000 of the outstanding principal amount of the Bonds (subject to rounding); and

(ii)	in consideration for that release, the Plan Company will allot and issue the Exchange Shares to the Bondholders on or immediately following the Restructuring Effective Date, as more fully described at paragraph 10 (Allocation and Issue of Exchange Shares as Plan Consideration) below, provided that each Bondholder has submitted a validly completed Account Holder Letter to the Information Agent by the Voting Instructions Deadline (being 5:00 p.m. (London time) on 2 June 2021). If a Bondholder has not submitted a validly completed Account Holder Letter to the Information Agent by that time, the Exchange Shares to which it is entitled will be issued to the Holding Period Trustee and relevant Bondholders will be able to claim their Exchange Shares from the Holding Period Trustee within one year of the Restructuring Effective Date (as more fully set out at paragraph 10.3 below). The Exchange Shares represent the Plan Consideration.

(b)	In addition, prior to the Bonds Exchange, various amendments to the terms and conditions of the Bonds and associated documents will be made, including but not limited to:

(i)	in light of the Bonds Exchange, the amount due upon the extended maturity of the Bonds shall be approximately US$180,000,000;

(ii)	the extension of the maturity date to 31 December 2024;

(iii)	the amendment of the minimum denomination of the Bonds to US$150,000 plus integral multiples of US$1 in excess thereof;

(iv)	the grant of upstream guarantees (capped in the case of GLA) and supporting first priority security by the Guarantor Subsidiaries over their unencumbered assets and undertakings;

(v)	the grant of first priority security by the Plan Company over its unencumbered assets and undertakings;

(vi)	an increase in the cash coupon under the Bonds to 9.4 per cent. per annum and the introduction of an additional payment-in-kind (PIK) coupon of 5.0 per cent. per annum;

(vii)	the introduction of a mandatory redemption provision whereby excess cash flow will be applied in mandatory redemption of the Bonds on each interest payment date;

(viii)	the introduction of various general, restrictive and information covenants;

(ix)	the constriction of the event of default provisions and the addition of certain new events of default; and

(x)	the removal of the existing Bondholder conversion option, to be replaced by a new conversion option, exercisable by the Plan Company after the extended maturity date of the Bonds, provided that, amongst other things, all production at the Lancaster Area has ceased permanently and all cash realisations of remaining assets of the Plan Company and the Guarantor Subsidiaries have been applied towards outstanding liabilities (including the Bonds) in accordance with the applicable order of priority.

9.3	In order for the Restructuring Plan to become effective, the requirements set out at paragraph 2.6 above must be satisfied. If the Restructuring Plan becomes effective, the Restructuring is conditional on a number of conditions precedent (unless waived), including, amongst others:

(a)	the Plan Company and GLA receiving the consent of the OGA to certain amendments to the Lancaster Area field development plan; and

(b)	certain customary conditions precedent under and in respect of the Bonds.

9.4	The Guarantor Subsidiaries will each undertake to the Plan Company, the Bondholders and the Court to abide and be bound by the Restructuring Plan.

10	ALLOCATION AND ISSUE OF EXCHANGE SHARES AS PLAN CONSIDERATION

10.1	The Bondholders entitled to the Plan Consideration shall be issued Exchange Shares representing 95 per cent. (on a fully diluted basis) of the Shares of the Plan Company following the Restructuring Effective Date, such Exchange Shares being allotted and issued pro rata to Bondholders’ holdings of Bonds as at the Record Time (each Bondholder's pro rata share of the Exchange Shares being their Bonds Exchange Entitlement).

10.2	Bondholders wishing to receive their Bonds Exchange Entitlement must submit (or procure that their Account Holder submits on their behalf) a validly completed Account Holder Letter to the Information Agent by no later than the Voting Instructions Deadline (currently expected to be 5:00 p.m. (London time) on 2 June 2021).

10.3	A Bondholder who does not submit a validly completed Account Holder Letter to the Information Agent by the Voting Instructions Deadline, and any Ineligible Bondholders, will have their Bonds Exchange Entitlement issued to a bare trust (the Holding Period Trust) established with the Holding Period Trustee as trustee. Within one year of the Restructuring Effective Date, such Bondholders will be able to claim their Bonds Exchange Entitlement from the Holding Period Trustee by liaising separately with the Holding Period Trustee.

10.4	If Bondholders do not claim their Bonds Exchange Entitlement from the Holding Period Trustee prior to the Holding Period Trust Expiry Date, their Bonds Exchange Entitlement will, without further notice, be returned to the Plan Company and cancelled. Further information on the Plan Consideration and the Holding Period Trust will be set out in the Explanatory Statement.

10.5	As noted above, the effect of the issue of the Exchange Shares will be to substantially dilute the shareholdings of existing shareholders. The Plan Company considers that the restrictions on the directors' power to allot shares, which would otherwise require approval of the shareholders, and the shareholders' statutory pre-emption rights in connection with an allotment of shares, will not apply in relation to the Restructuring Plan, pursuant to sections 549(3A) and 566A of the Companies Act 2006 upon sanction of the Restructuring Plan by the Court.

10.6	There will therefore be no meeting of shareholders to vote on the proposed allotment and issue of Exchange Shares, nor will shareholders have a right of pre-emption in relation to the Exchange Shares.

11	THE PLAN MEETING AND THE PROPOSED VOTING CLASS

Voting on the Restructuring Plan

11.1	Under the terms of the Practice Statement, it is the responsibility of the company proposing a restructuring plan to formulate the class or classes of creditors (and/or members, where relevant) for the purpose of convening meetings to consider and, if thought fit, approve the proposed restructuring plan. Under a restructuring plan, if the rights of creditors (and/or members, where applicable) affected by the restructuring plan are so dissimilar or would be affected in such a different manner by the restructuring plan as to make it impossible for them to consult together with a view to their common interest, they must be divided into separate classes and a separate meeting must be held for each class of creditor (and/or member, where applicable).

11.2	The Plan Company has considered the current rights of the Bondholders against the Plan Company in the absence of the Restructuring Plan and how those rights will be affected by the Restructuring Plan.

Single class of Bondholders

11.3	It is proposed that the Bondholders will form the sole class of creditors under the Restructuring Plan.

11.4	The Plan Company considers that the rights of the Bondholders are not so dissimilar from each other so as to make it impossible for them to consult together with a view to their common interest and, therefore, the Bondholders should vote together in a single class in respect of the Restructuring Plan. It has reached this conclusion for the following reasons:

(a)	the Bondholders’ claims against the Plan Company are the same and rank pari passu with each other; and

(b)	if the Restructuring Plan becomes effective, the rights of each Bondholder will be compromised in the same way, as described at paragraph 9 (Overview of the Restructuring) above.

11.5	With respect to the fact that some Bondholders have acceded to the Lock-up Agreement and others have not, the Plan Company is of the view that the rights of the Bondholders that are party to the Lock-up Agreement are not so dissimilar to those that are not a party to it so as to make it impossible for them all to vote together in one class. This is on the basis that:

(a)	all Bondholders have the opportunity to accede to the Lock-up Agreement; and

(b)	those Bondholders who are party to the Lock-up Agreement are treated under the Plan in the same manner as Bondholders who are not party to the Lock-up Agreement.

11.6	As noted above, the Plan Company has agreed to pay the fees and disbursements incurred by the legal, financial and technical advisers to the Committee in connection with the Restructuring Plan and the Restructuring. Such agreements and the level of fees and costs are usual in a restructuring context and it is not considered that this fee coverage is sufficiently material to require any Bondholders to be placed in a separate class for the purpose of voting on the Restructuring Plan. With the exception of the Committee's financial adviser, no success fee or similar is payable to any of the Committee's advisers. The financial adviser's success fee is payable on a number of outcomes, including a restructuring of the Bonds through a restructuring plan.

11.7	Accordingly, it is proposed that the Bondholders together constitute a single class and that they vote on the Restructuring Plan at a single meeting.

Effectiveness

11.8	If approved by the requisite majority of Bondholders at the Plan Meeting, and sanctioned by the Court within the anticipated timetable, the Restructuring Plan is expected to become effective on or around 12 June 2021 by the delivery of a copy of the Plan Sanction Order to the Registrar of Companies. If the Restructuring Plan becomes effective, all Bondholders will be bound by its terms from the date on which it becomes effective.

12	CONSEQUENCES IF THE RESTRUCTURING PLAN IS NOT SANCTIONED OR THE RESTRUCTURING IS NOT IMPLEMENTED

12.1	Notwithstanding the Restructuring Plan becoming effective, the Restructuring will be conditional on the conditions precedent set out at paragraph 9.3 above. Once the conditions precedent are satisfied (or waived), and following certain implementation steps (to be set out in the Restructuring Implementation Deed, which will form part of the Restructuring Plan), the Restructuring will complete on the Restructuring Effective Date, which the Plan Company currently expects to occur by 18 June 2021.

12.2	If the Restructuring Plan is not approved by the Bondholders, or if it is approved by Bondholders but not sanctioned by the Court, the Restructuring will not be capable of being implemented.

12.3	The Restructuring Firm has been engaged to carry out an analysis in the Outcome Report that estimates the likely returns to creditors of the Plan Company in the scenarios set out below, which are considered by the Plan Company, based on advice, to be the potential alternatives in the event that the Restructuring is not implemented.

12.4	The Outcome Report sets out the following alternative scenarios:

(a)	Scenario 1 – uncontrolled liquidation (i.e. the immediate insolvent liquidation of the Plan Company); and

(b)	Scenario 2 – controlled wind down (i.e. a controlled wind down of the Plan Company, with production continuing at the Lancaster Area until May 2022, followed by insolvent liquidation).

12.5	In either of the above scenarios, it is likely that the Plan Company would be unable to continue as a going concern, other than for a limited period. Based on the Outcome Report, the Plan Company considers that an immediate liquidation would result in a worse return for Bondholders than under a controlled wind down. The Plan Company therefore considers that if the Restructuring Plan is not sanctioned, the most likely outcome is that the Plan Company and the Group will enter a controlled wind down, followed in due course by an insolvent liquidation, and that this is therefore the relevant alternative. The Plan Company does not expect there to be any return for shareholders in the event of either scenario.

12.6	The Plan Company, on the basis of professional advice it has received, considers that no stakeholder is likely to be worse off as a result of the Restructuring Plan than in the two scenarios set out in the Outcome Report.

13	JURISDICTION

The Plan Company considers that the Court has jurisdiction in relation to the Plan Company and to sanction the Restructuring Plan, and that the Court should exercise such jurisdiction, for the following reasons:

(a)	the Plan Company is incorporated and registered in England under the laws of England and Wales;

(b)	there is further sufficient connection with England and Wales because the Bond Trust Deed is governed by English law and the English Courts have exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Bond Trust Deed and the Bonds;

(c)	the Plan Company has encountered, or is likely to encounter, financial difficulties that are affecting or will or may affect its ability to carry on business as a going concern (as to which, see paragraph 7 (Background to the Restructuring) above);

(d)	the Restructuring Plan contains the necessary elements of “give and take” in order to constitute an “arrangement” between the Plan Company and the Bondholders, as required by the Companies Act 2006; and

(e)	as explained in this letter, the purpose of the Restructuring Plan is to eliminate, reduce or mitigate the effect of the Plan Company’s financial difficulties.

14	CREDITOR ISSUES AND CONVENING HEARING

14.1	This letter is intended to provide Bondholders with sufficient information regarding the Restructuring Plan and the Restructuring so that, should they wish to raise issues that relate to the jurisdiction of the Court to sanction the Restructuring Plan or any other issues in relation to the constitution of the Plan Meeting or which might otherwise affect the conduct of the Plan Meeting, they may attend or be represented before the Court at the Convening Hearing. Bondholders are also able to raise other issues at the Convening Hearing but, consistent with the Court’s usual approach, issues relating to the fairness of the Restructuring Plan will likely only be considered by the Court at the Sanction Hearing in due course if the Restructuring Plan is approved by the requisite majority at the Plan Meeting.

14.2	Bondholders should be aware that the Court has previously indicated that issues which may arise as to the constitution of the meetings of creditors (or, where relevant, members) or which otherwise affect the conduct of such meetings (such issues, Creditor Issues) should normally be raised at the Convening Hearing. In the normal case, if they do not do so, while Bondholders will still be able to appear and raise objections at the Sanction Hearing, the Court would expect them to show good reason why they did not previously raise the Creditor Issues at the Convening Hearing. In the present case, the Plan Company will not seek to preclude Bondholders from raising Creditor Issues at the Sanction Hearing even if they did not raise the points at the Convening Hearing. Nevertheless, in order to avoid unnecessary expense and delay to the Restructuring Plan and the Restructuring, Bondholders are strongly encouraged to raise any such issues at the Convening Hearing.

14.3	Bondholders should take advice from their own legal and other professional advisers if they have any concerns in relation to the matters set out in this letter. The Explanatory Statement is expected to be circulated to Bondholders on or around the date of the Convening Hearing and will include further details in relation to the Restructuring Plan.

14.4	If any Bondholder has (a) comments as to the constitution of the Plan Meeting which are proposed, (b) any other issues which they consider should be raised with the Court, and/or (c) any queries regarding the contents of this letter, they should in the first instance and as soon as possible contact the Plan Company's Solicitors using the contact details set out below in paragraph 16.1.

14.5	If at the Convening Hearing the Court orders the Plan Meeting to be convened, then the Bondholders will have the opportunity to raise objections to the Restructuring Plan at the Sanction Hearing, at which the Court will decide whether to exercise its discretion to sanction the Restructuring Plan (assuming that the Restructuring Plan is approved at the Plan Meeting by the requisite majority). Bondholders will be informed of the date, time and location (or that such hearing will be held via “Microsoft Teams” or similar) of the Sanction Hearing by the Information Agent. Those details will also be made available on the Plan Website, once confirmed by the Court. The “Microsoft Teams” or similar details will be provided directly to the Bondholders who indicate to the Information Agent that they wish to attend the Sanction Hearing. It is anticipated that the Sanction Hearing will be held on or around 11 June 2021.

15	NEXT STEPS

15.1	The documents required for the Restructuring Plan will comprise this letter and the Explanatory Statement (which will append the Outcome Report, the form of Account Holder Letter, the principal agreements that will govern the terms of the Restructuring, the Restructuring Plan and the Plan Meeting Notice) (together, the Plan Documents). The Plan Documents will be provided to the Court in advance of the Convening Hearing which will take place on 21 May 2021.

15.2	Provided that the Court directs the Plan Company to convene the Plan Meeting to vote on the Restructuring Plan, the Plan Company will notify the Bondholders in accordance with the directions of the Court of the time, date and venue of the Plan Meeting, set out how the Bondholders may vote at the meeting and provide further details of the terms of the Restructuring Plan. The Plan Documents are expected to be posted on the Plan Website as soon as practicable following the Convening Hearing. Bondholders will require a password to access the Plan Website, which can be obtained by contacting the Information Agent via e-mail at hurricane@lucid-is.com. If any Bondholders have difficulty accessing the Plan Website, please contact the Information Agent via the same e-mail address.

15.3	Any further details regarding the Restructuring Plan and the Court hearing dates will be made available on the Plan Website.

16	CONTACT DETAILS AND FURTHER INFORMATION

16.1	Please send any responses to this letter to the Plan Company's Solicitors via e-mail to hurricane@dentons.com.

16.2	If any amendments or modifications are made to the Plan Documents then such amended or modified documents will be made available to Bondholders on the Plan Website and notified to Bondholders via the relevant Clearing System. If any date referred to in this letter changes, then details of such change will also be made available to Bondholders on the Plan Website.

17	REQUEST FOR SUPPORT

For the reasons set out above, the Board considers the Restructuring Plan and Restructuring to be in the best interests of the Plan Company and of the Bondholders, and recommends that the Bondholders vote in favour of the Restructuring Plan at the Plan Meeting.

Yours faithfully,

Richard Chaffe

For and on behalf of the board of directors of Hurricane Energy plc

APPENDIX - DEFINITIONS AND INTERPRETATION

In this letter, unless inconsistent with the subject or context, the following expressions shall have the following meanings:

Account Holder means each person who is shown in the records of Euroclear or Clearstream as a holder of an interest in the Bonds.

Account Holder Letter means the letter to be submitted to the Information Agent in order to enable each Bondholder to vote at the Plan Meeting and receive their Bonds Exchange Entitlement, in a form to be appended to the Explanatory Statement.

AIM has the meaning given to it at paragraph 6.1 of this letter.

Bareboat Charter means the agreement dated 23 June 2017, as amended and restated on 8 November 2019, between GLA and Bluewater (Aoka Mizu) B.V. in relation to the lease of the Curacao flag floating production storage and offloading vessel with registration number IMO 9190028, and known as the “Aoka Mizu”.

Bluewater means Bluewater (Aoka Mizu) B.V. and Bluewater Lancaster Production (UK) Limited.

Board means the board of directors of the Plan Company.

Bond Trust Deed means the trust deed dated 24 July 2017 between the Plan Company as issuer and U.S. Bank Trustees Limited as trustee in connection with the Bonds.

Bondholder means a person with a Book Entry Interest as at the Record Time.

Bonds means US$230,000,000 7.5% convertible bonds due 2022 issued by the Plan Company, and constituted by the Bond Trust Deed.

Bonds Exchange has the meaning given to it at paragraph 9.2(a) of this letter.

Bonds Exchange Entitlement means the number of Exchange Shares that a Bondholder will receive under the Restructuring Plan, calculated to reflect the pro rata share of the outstanding Bonds held by that Bondholder as at the Record Time.

Book Entry Interest means, in relation to the Bonds, a beneficial interest as principal in a global note held through and shown on, and transferred only through, records maintained in book entry form by Euroclear and Clearstream, as applicable, and their respective nominees and successors, acting through themselves or the Common Depository.

Business Day means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets are open for business in London.

Claim means any claim in respect of a Liability of the Plan Company.

Clearing System means Clearstream and Euroclear.

Clearstream means Clearstream Banking S.A.

Committee means the ad hoc committee of Bondholders holding approximately 69 per cent. of the outstanding Bonds.

Common Depositary means Elavon Financial Services DAC as common depositary for Euroclear or Clearstream in respect of the Bonds.

Convening Hearing has the meaning given to it at paragraph 1.5(c) of this letter.

Court means the High Court of Justice in England and Wales.

Creditor Issues has the meaning given to it at paragraph 14.2 of this letter.

Custody Instructions means custody instructions delivered to Euroclear or Clearstream, as applicable, which will "block" the Bonds identified in an Account Holder Letter as being held in such Clearing System.

Custody Instructions Deadline means no later than 5.00 p.m. (London time) on 1 June 2021, or if the date of the Plan Meeting changes, 5:00 p.m. (London time) on the date which is three Business Days before the Plan Meeting.

Euroclear means Euroclear Bank SA/NV.

Exchange Shares means the ordinary shares to be allotted and issued by the Plan Company to the Bondholders in consideration for the release of approximately U.S$50,000,000 of the outstanding principal amount of the Bonds pursuant to the Restructuring Plan.

Excluded Claims means any Claim other than a Plan Claim.

Explanatory Statement means the Explanatory Statement required to be provided in relation to the Restructuring Plan pursuant to section 901D of the Companies Act 2006, explaining (among other things) the effect of the compromise or arrangement proposed by the Restructuring Plan.

FPSO means a floating production storage and offloading vessel.

Fundraising has the meaning given to it at paragraph 7.2 of this letter.

GLA means Hurricane GLA Limited.

Group means the Plan Company, Hurricane Holdings Limited, GLA, Hurricane GWA Limited, Hurricane (Whirlwind) Limited, Hurricane (Strathmore) Limited, Hurricane Group Limited, Hurricane Petroleum Limited and Hurricane Basement Limited.

Group Company means any company that is a member of the Group.

Guarantor Subsidiaries means Hurricane Holdings Limited and GLA.

Holding Period Trust has the meaning given to it at paragraph 10.3 of this letter.

Holding Period Trustee means Lucid Issuer Services Limited.

Holding Period Trust Expiry Date means the date falling one year after the Restructuring Effective Date.

Ineligible Bondholder means a Bondholder (a) to whom the allotment and issue of the Exchange Shares would or might infringe the laws of any jurisdiction or would or might require the Plan Company to observe any governmental or other consent or effect any registration, filing or other formality with which, in the opinion the Plan Company, it would be unable to comply or which it regards as unduly onerous, and/or (b) who has not provided the requisite confirmations and undertakings in their Account Holder Letter.

Information Agent means Lucid Issuer Services Limited.

Lancaster Area means the Lancaster oil field 572, located within Blocks 205/21a, 205/22a and 205/26b in Seaward Production Licence P1368.

Lancaster CPR has the meaning given to it at paragraph 7.1 of this letter.

Liability means any debt, liability or obligation of a person whether it is present, future, prospective, actual or contingent, whether it is fixed or undetermined, whether incurred solely or jointly or as principal or surety or in any other capacity, whether or not it involves the payment of money or performance of an act or obligation and whether it arises at common law, in equity or by statute, in England and Wales or any other jurisdiction, or in any manner whatsoever and any amounts which would be included but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings.

Lock-up Agreement means a lock-up agreement entered into between the Plan Company, certain other Group Companies, the members of the Committee and the Information Agent dated 30 April 2021.

OGA has the meaning given to it at paragraph 6.3 of this letter.

Outcome Report has the meaning given to it at paragraph 8.6 of this letter.

P6 Well means the 205/21a-6 well.

Plan Claims has the meaning given to it at paragraph 4.3 of this letter.

Plan Company means Hurricane Energy plc, a public limited company, incorporated and registered in England and Wales on 29 September 2004 as Blakedew 531 Limited, with registration number 05245689.

Plan Company's Solicitors means Dentons UK and Middle East LLP.

Plan Consideration means the consideration under the Restructuring Plan, being the Exchange Shares.

Plan Documents has the meaning given to it in paragraph 15.1 of this letter.

Plan Meeting has the meaning given to it at paragraph 3.1 of this letter.

Plan Meeting Notice means a notice included in the Explanatory Statement giving notice of the Plan Meeting.

Plan Sanction Order means the order of the Court sanctioning the Restructuring Plan.

Plan Website has the meaning given to it at paragraph 1.7(b) of this letter.

Practice Statement means the Practice Statement (Companies: Schemes of Arrangement under Part 26 and Part 26A of the Companies Act 2006) issued by the Chancellor of the Court on 26 June 2020.

Record Time means 5:00 p.m. (London time) on 2 June 2021, or if the date of the Plan Meeting changes, 5:00 p.m. (London time) on the date which is two Business Days before the Plan Meeting.

Registrar of Companies means the Registrar of Companies (England and Wales).

Restructuring means the financial restructuring of the Plan Company in accordance with and as implemented through the Restructuring Plan.

Restructuring Effective Date means, subject to the conditions precedent to the proposed Restructuring having been satisfied or waived (as the case may be), following the occurrence of certain implementation steps in accordance with the Restructuring Plan and Restructuring Implementation Deed, which is currently expected to be on or before 18 June 2021.

Restructuring Firm means PricewaterhouseCoopers LLP.

Restructuring Implementation Deed means the deed which provides for the implementation of the Restructuring, to be entered into by, among others, the Plan Company and the Bondholders, the form of which will be set out in an appendix to the Explanatory Statement (with or subject to any modification, addition or condition approved or imposed by the Court or approved in accordance with the terms of the Restructuring Plan).

Restructuring Plan has the meaning given to it at paragraph 1.3 of this letter.

Sanction Hearing means the hearing of the Court for the purpose of sanctioning the Restructuring Plan pursuant to section 901F of the Companies Act 2006, anticipated to be held on 11 June 2021.

September 2020 RNS has the meaning given to it at paragraph 7.5 of this letter.

Shares means the ordinary shares in the share capital of the Plan Company.

Technical Review has the meaning given to it at paragraph 7.4 of this letter.

Trustee means U.S. Bank Trustees Limited.

UK Continental Shelf means the United Kingdom Continental Shelf.

Voting Instructions Deadline means 5:00 p.m. on 2 June 2021, or, if the date of the Plan Meeting changes, 5:00 p.m. (London time) on the date which is two Business Days before the Plan Meeting.